Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated on January 9, 2012 on our audit of the consolidated financial statements of Cimcorp, Inc. and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended . We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 6, 2012